Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of:

The Telx Group, Inc.:

We consent to the use of our report dated March 18, 2010, with respect to the consolidated balance sheets of The Telx Group, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

June 30, 2010